Exhibit 2.6

FOURTH AMENDMENT TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOGULREIT I, LLC

This FOURTH AMENDMENT (this “FOURTH Amendment”) TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MOGULREIT I, LLC (the “Company”), effective as of the 11th day of December, 2020, is entered into by and between RM Sponsor LLC, a California limited liability company (“RM Sponsor”), and RM Adviser, LLC (the “Manager”).

WHEREAS, the Company was formed under the Delaware Act under the name “Realty Mogul DigiREIT I, LLC,” pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on March 2, 2016, and a Limited Liability Company Agreement of the Company, dated as of March 2, 2016 (the “Original Operating Agreement”), between Realty Mogul, Co. (the “Initial Member”), as the sole member, and RM Adviser, LLC, as the manager;

WHEREAS, pursuant to the filing of an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware on March 16, 2016 and upon the execution of Amendment No. 1 to the Original Operating Agreement, the name of the Company was changed to “MogulREIT I, LLC”;

WHEREAS, pursuant to the Assignment, Admission and Amendment Agreement, dated as of July 15, 2016, (i) the Initial Member transferred its entire limited liability company interest in the Company to RM Sponsor, (ii) RM Sponsor was admitted as a member of the Company, (iii) contemporaneously upon such admission, the Initial Member ceased to be a member of the Company, and (iv) the Company continued without dissolution;

WHEREAS, on July 15, 2016, (i) RM Sponsor and the Company entered into a Share Purchase Agreement, pursuant to which RM Sponsor purchased and was issued 250 Common Shares, and (ii) the Manager and RM Sponsor amended and restated the Original Operating Agreement in its entirety pursuant to the execution of the Amended and Restated Limited Liability Company Agreement of the Company (the “Amended Agreement”);

WHEREAS, on August 4, 2016, RM Sponsor and the Manager amended and restated the Amended Agreement in its entirety pursuant to the execution of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended Agreement”);

WHEREAS, on November 27, 2018, RM Sponsor and the Manager amended the Second Amended Agreement pursuant to the execution of the First Amendment to the Second Amended Agreement (the “First Amendment”);

WHEREAS, on October 29, 2019, RM Sponsor and the Manager further amended the Second Amended Agreement pursuant to the execution of the Second Amendment to the Second Amended Agreement (the “Second Amendment”);

WHEREAS, on June 19, 2020, RM Sponsor and the Manager further amended the Second Amended Agreement pursuant to the execution of the Third Amendment to the Second Amended Agreement (the “Third Amendment”);

NOW THEREFORE, RM Sponsor and the Manager hereby modify and amend the Second Amended Agreement, as amended by the Third Amendment, as follows:

1.       Section 5.10. Sections 5.10(f) and 5.10(h) are hereby deleted in their entirety and replaced with the following:

(f)	Property-Level Asset Management Fee. Fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.50% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

(h)	Promoted Interest. Interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid (8% or higher) cumulative, non-compounded preferred return.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment effective as of the day and year first above written.

MANAGER:

RM Adviser, LLC

By:	/s/ Eric Levy
Name:	Eric Levy
Title:	Vice President, Portfolio Manager

MEMBER:

RM Sponsor, LLC

By: Realty Mogul, co.

Its: Sole Member

By:	/s/ Jilliene Helman
Name:	Jilliene Helman
Title:	Chief Executive Officer

[Signature Page to Fourth Amendment to the Second Amended and Restated Limited Liability Company Agreement of MogulREIT I, LLC]